Exhibit 12.1

Computation of Consolidated Ratios of Earnings to Combined Fixed Charges

	Three Months Ended March 31,		Years Ended December 31,
	2010	2009	2009	2008	2007	2006	2005
	(Dollars in Thousands)
Ratio of earnings to fixed charges including interest on deposits:
Income (loss) before income taxes	$(4,825)	$1,789	$2,748	$(12,962)	$10,505	$11,427	$6,887
Fixed charges	6,702	8,395	31,679	37,976	48,267	46,590	39,455

	$1,877	$10,184	$34,427	$25,014	$58,772	$58,017	$46,342

Fixed charges:
Interest expense	$6,465	$8,164	$30,731	$36,997	$47,252	$45,637	$38,400
Interest factor in rent expense	237	231	948	979	1,015	953	1,055

	$6,702	$8,395	$31,679	$37,976	$48,267	$46,590	$39,455

Ratio of earnings to fixed charges	0.28	1.21	1.09	0.66	1.22	1.25	1.17

	Three Months Ended March 31,		Years Ended December 31,
	2010	2009	2009	2008	2007	2006	2005
	(Dollars in Thousands)
Ratio of earnings to fixed charges excluding interest on deposits:
Income (loss) before income taxes	$(4,825)	$1,789	$2,748	$(12,962)	$10,505	$11,427	$6,887
Fixed charges	2,650	2,663	10,666	10,105	9,608	16,070	19,199

	$(2,175)	$4,452	$13,414	$(2,857)	$20,113	$27,497	$26,086

Fixed charges:
Interest expense	$6,465	$8,164	$30,731	$36,997	$47,252	$45,637	$38,400
Interest factor in rent expense	237	231	948	979	1,015	953	1,055
Less interest on deposits	(4,052)	(5,732)	(21,013)	(27,871)	(38,659)	(30,520)	(20,256)

	$2,650	$2,663	$10,666	$10,105	$9,608	$16,070	$19,199

Ratio of earnings to fixed charges	(0.82)	1.67	1.26	(0.28)	2.09	1.71	1.36

Computation of Consolidated Ratios of Earnings to Combined Fixed

Charges and Preferred Stock Dividends

	Three Months Ended March 31,		Years Ended December 31,
	2010	2009	2009	2008	2007	2006	2005
	(Dollars in Thousands)
Ratio of earnings to fixed charges and preferred stock dividends including interest on deposits:
Income (loss) before income taxes	$(4,825)	$1,789	$2,748	$(12,962)	$10,505	$11,427	$6,887
Fixed charges	7,894	9,267	35,086	38,242	48,267	46,590	39,455

	$3,069	$11,056	$37,834	$25,280	$58,772	$58,017	$46,342

Fixed charges:
Interest expense	$6,465	$8,164	$30,731	$36,997	$47,252	$45,637	$38,400
Interest factor in rent expense	237	231	948	979	1,015	953	1,055
Pre-tax earnings to cover preferred stock dividends	1,192	872	3,407	266	—	—	—

	$7,894	$9,267	$35,086	$38,242	$48,267	$46,590	$39,455

Ratio of earnings to fixed charges and preferred stock dividends	0.39	1.19	1.08	0.66	1.22	1.25	1.17

	Three Months Ended March 31,		Years Ended December 31,
	2010	2009	2009	2008	2007	2006	2005
	(Dollars in Thousands)
Ratio of earnings to fixed charges and preferred stock dividends excluding interest on deposits:
Income (loss) before income taxes	$(4,825)	$1,789	$2,748	$(12,962)	$10,505	$11,427	$6,887
Fixed charges	3,842	3,535	14,073	10,371	9,608	16,070	19,199

	$(983)	$5,324	$16,821	$(2,591)	$20,113	$27,497	$26,086

Fixed charges:
Interest expense	$6,465	$8,164	$30,731	$36,997	$47,252	$45,637	$38,400
Interest factor in rent expense	237	231	948	979	1,015	953	1,055
Pre-tax earnings to cover preferred stock dividends	1,192	872	3,407	266	—	—	—
Less interest on deposits	(4,052)	(5,732)	(21,013)	(27,871)	(38,659)	(30,520)	(20,256)

	$3,842	$3,535	$14,073	$10,371	$9,608	$16,070	$19,199

Ratio of earnings to fixed charges and preferred stock dividends	(0.26)	1.51	1.20	(0.25)	2.09	1.71	1.36